Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-145845 February 1, 2010

Barclays Bank PLC Return Optimization Securities with Contingent Protection

Enhanced Return Strategies for Moderate-Return Environments

$• Securities linked to the S&P 500® Index due February 28, 2013

Investment Description

Return Optimization Securities with Contingent Protection (the “Securities”) are direct, unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the S&P 500® Index (the “Index”). The Securities are designed to enhance index returns in a moderate-return environment—meaning an environment in which stocks generally experience moderate appreciation. If the Index Return is positive, at maturity you will receive your principal plus 1.5 times the Index Return, up to the Maximum Gain, providing you with an opportunity to outperform the Index. If the Index Return is between 0 and -30% (inclusive), at maturity you will receive your principal. If the Index Return is below -30%, at maturity you will lose 1% (or a fraction thereof) of your principal for every 1% (or a fraction thereof) that the Index Return is below 0%. Accordingly, if the Index declines by more than 30% over the term of your Securities, closing below the Trigger Level on the Final Valuation Date, you may lose up to 100% of your principal. The contingent protection feature applies only if the Securities are held to maturity. Any payment on the Securities, including any contingent protection feature, is subject to the creditworthiness of the Issuer.

Features
❑

Core Investment Opportunity: At maturity, the Securities enhance any positive returns of the Index up to the Maximum Gain while providing a contingent initial cushion from declines in the Index up to the Trigger Level. In moderate-return environments, this strategy provides an opportunity to outperform investments that track the performance of the Index.

❑

Contingent Protection of Principal: At maturity, you may be entitled to receive a cash payment equal to your principal, under the certain limited circumstances described in this free writing prospectus, even if the Index declines over the term of the Securities. Contingent protection only applies if the Securities are held to maturity and is subject to the creditworthiness of Barclays Bank PLC.

Key Dates[1]
Trade Date	February 23, 2010
Settlement Date	February 26, 2010
Final Valuation Date[2]	February 22, 2013
Maturity Date[2]	February 28, 2013
CUSIP:	06740H468
ISIN:	US06740H4680

[1]

Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2]

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Asset or Variables (other than Commodities)” in the prospectus supplement.

Security Offering

We are offering Return Optimization Securities with Contingent Protection linked to the S&P 500® Index (the “Index”). The return on the Securities is subject to, and will not exceed, the predetermined Maximum Gain nor the corresponding maximum payment at maturity per $10.00 Security, both of which are listed below. The actual Maximum Gain and maximum payment at maturity for the Securities will be set on the Trade Date. The Securities are offered at a minimum investment of $1,000.

Offering	Index Symbol[1]	Maximum Gain[2]	Maximum Payment at Maturity per $10 Security[2]	Trigger Level[3]	CUSIP	ISIN
Securities linked to the S&P 500® Index	SPX	40.00% to 46.00%	$14.00 to $14.60	•	06740H468	US06740H4680

[1]	Bloomberg L.P.
[2]	Actual Maximum Gain will be determined on the Trade Date.
[3]	The actual Trigger Level will be determined on the Trade Date and will be set equal to 70% of the Index Starting Level.

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated February 10, 2009, the prospectus supplement dated September 14, 2009, the index supplement dated September 14, 2009 and this free writing prospectus. See “Key Risks” on page FWP-5 of this free writing prospectus and “Risk Factors” beginning on page S-5 of prospectus supplement and “Risk Factors” beginning on page IS-2 of the index supplement for risks related to investing in the Securities.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated September 14, 2009, the index supplement dated September 14, 2009 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.25	$9.75
Total	$•	$•	$•

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 and the index supplement dated September 14, 2009 relating to our Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

♦	Prospectus supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509190954/d424b3.htm

♦	Index supplement dated September 14, 2009 :

http://www.sec.gov/Archives/edgar/data/312070/000119312509190961/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Return Optimization Securities with Contingent Protection Linked to the S&P 500® Index that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦

You seek an investment with an enhanced return linked to the potential positive performance of the Index, and you believe the Index will increase moderately over the term of the Securities—meaning that such an increase is unlikely to exceed the Maximum Gain at maturity.

♦

You are willing and able to lose up to 100% of your principal amount if the Index declines by more than 30% over the term of the Securities, closing below the Trigger Level on the Final Valuation Date.

♦	You are willing to forgo dividends paid on the stocks included in the Index.

♦	You do not seek current income from this investment.

♦	You are willing and able to hold the Securities to maturity, a term of 3 years.

♦	You are willing to invest in securities for which there may be little or no secondary market.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the Securities.

The Securities may not be suitable for you if:

♦	You do not believe the Index will increase over the term of the Securities, or you believe the Index will increase (when multiplied by the Multiplier) by more than the Maximum Gain at maturity.

♦

You are unwilling to make an investment that is fully exposed to the downside performance risk of the Index if the Index declines by more than -30% over the term of the Securities, closing below the Trigger Level on the Final Valuation Date.

♦	You seek an investment that is exposed to the full potential appreciation of the Index, without a cap on participation.

♦	You prefer to receive the dividends paid on any stocks included in the Index.

♦	You seek current income from this investment.

♦	You are unwilling or unable to hold the Securities to maturity, a term of 3 years.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities.

♦	You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the ‘Key Risks’ beginning on page FWP-5 of this free writing prospectus for risks related to an investment in the Securities.

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Indicative Terms[1]

Issuer:	Barclays Bank PLC (Rated: AA-/Aa3)[2]
Issue Price:	$10.00 per Security
Term:	3 years
Reference Asset:[3]	S&P 500® Index (the “Index”)
Payment at Maturity (per $10.00)

If the Index Return is positive and the product of the Index Return and the Multiplier is equal to or greater than the Maximum Gain, you will receive:

$10.00 + ($10.00 x Maximum Gain)

If the Index Return is positive and the product of the Index Return and the Multiplier is less than the Maximum Gain, you will receive:

$10.00 + ($10.00 x Multiplier x Index Return)

If the Index Return is between 0% and -30% (inclusive), you will receive a cash payment of $10.00.

If the Index Return is less than -30%, you will lose 1% of your initial investment (or a fraction thereof) for each percentage point (or a fraction thereof) that the Index Return is below 0%:

$10.00 + ($10.00 x Index Return)

Accordingly, if the Index has declined by more than 30% at the time of maturity of your Securities, you may lose up to 100% of your initial investment.

Multiplier:	1.5
Maximum Gain:	40.00% to 46.00% (the actual Maximum Gain will be determined on the Trade Date)
Index Return:	Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level:	The closing level of the Index on the Trade Date.
Index Ending Level:	The closing level of the Index on the Final Valuation Date.
Trigger Level[4]:	70% of the Index Starting Level (the actual Trigger Level will be determined on the Trade Date).

Determining Payment at Maturity

If the Index Return is less than -30% you will lose 1% (or a fraction thereof) on your initial investment for every 1% (or fraction thereof) the Index Return is below 0%.

Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10.00 + ($10.00 x Index Return)

As such, you could lose up to 100% of your initial investment depending on how much the Index declines over the term of the Securities.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

The Securities are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Securities, with variable principal payments linked commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Securities, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

[3]

For a description of adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

[4]	Contingent protection is provided by Barclays Bank PLC and therefore, is dependent on the ability of Barclays Bank PLC to satisfy its obligations when they come due.

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Hypothetical Return Table and Examples at Maturity

The examples and tables below illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of Securities, with the following assumptions:*

Term:	3 years
Hypothetical Index Starting Level:	1,097.50
Hypothetical Trigger Level:	768.25 (70% of the Index Starting Level)
Maximum Gain:	43.00% (the midpoint of the range)

*	The actual Maximum Gain, Index Starting Level and Trigger Level will be determined on the Trade Date.

Index Ending Level	Index Return*	Payment at Maturity	Securities Total Return at Maturity
2,195.00	100.00%	$14.30	43.00%
2,085.25	90.00%	$14.30	43.00%
1,975.50	80.00%	$14.30	43.00%
1,865.75	70.00%	$14.30	43.00%
1,756.00	60.00%	$14.30	43.00%
1,646.25	50.00%	$14.30	43.00%
1,536.50	40.00%	$14.30	43.00%
1,426.75	30.00%	$14.30	43.00%
1,415.78	29.00%	$14.30	43.00%
1,404.80	28.00%	$14.20	42.00%
1,317.00	20.00%	$13.00	30.00%
1,207.25	10.00%	$11.50	15.00%
1,097.50	0.00%	$10.00	0.00%
987.75	-10.00%	$10.00	0.00%
878.00	-20.00%	$10.00	0.00%
823.13	-25.00%	$10.00	0.00%
768.25	-30.00%	$10.00	0.00%
658.50	-40.00%	$ 6.00	-40.00%
548.75	-50.00%	$ 5.00	-50.00%
439.00	-60.00%	$ 4.00	-60.00%
329.25	-70.00%	$ 3.00	-70.00%
219.50	-80.00%	$ 2.00	-80.00%
109.75	-90.00%	$ 1.00	-90.00%
0.00	-100.00%	$ 0.00	-100.00%
*	The Index Return excludes any cash dividend payments.

Example 1—On the Final Valuation Date, the Index closes 10% above the Index Starting Level, resulting in an Index Return of 10.00%. Because the Index Return of 10.00% multiplied by 1.5 does not exceed the Maximum Gain of 43.00%, the investor receives a payment at maturity of $11.50 per $10.00 principal amount Security, calculated as follows:

$10.00 + ($10.00 x 1.5 x 10.00%) = $10.00 + $1.50 = $11.50

Example 2—On the Final Valuation Date, the Index closes 50% above the Index Starting Level, resulting in an Index Return of 50%. Because 1.5 multiplied by the Index Return of 50% is greater than the Maximum Gain of 43.00%, the investor receives a payment at maturity of $14.30 per $10.00 principal amount per Security, the maximum payment at maturity.

Example 3—On the Final Valuation Date, the Index closes 20% below the Index Starting Level, resulting in an Index Return of -20%. Because the Index Return is greater than -30%, with the Index closing above the Trigger Level on the Final Valuation Date, the investor receives a payment at maturity of $10.00 per $10.00 principal amount per Security.

Example 4—On the Final Valuation Date, the Index closes 40% below the Index Starting Level, resulting in an Index Return of -40%. Because the Index Return is less than -30%, with the Index closing below the Trigger Level on the Final Valuation Date, the investor is fully exposed to declines in the Index and receives a payment at maturity of $6.00 per $10.00 principal amount Security, calculated as follows:

$10.00 + ($10.00 x -40%) = $6.00

Accordingly, if the Index closes below the Trigger Level on the Final Valuation Date, you may lose up to 100% of your initial investment.

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What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect.

For a further discussion of the tax treatment of your Securities as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this free writing prospectus.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦

At maturity you risk losing some or all of your principal—If the Index closes below the Trigger Level, resulting in an Index Return of less than -30%, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Index Return is less than 0%. Accordingly, if the level of the Index has declined by more than 30% over the term of the Securities, you risk losing 100% of your principal.

♦

Contingent Protection only if you hold the Securities to maturity—You will be entitled to receive at least the principal amount of your Securities under the certain limited circumstances described in this free writing prospectus only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your Securities in the secondary market prior to maturity, you will not receive partial principal protection on the portion of your Securities sold. You should be willing to hold your Securities to maturity.

♦

Your Maximum Gain on the Securities Is Limited to the Maximum Gain—If the Index Ending Level is greater than the Index Starting Level, for each $10 principal amount of Securities you will receive at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Index, which may be significant. We refer to this percentage as the Maximum Gain, which will be set on the Trade Date and will not be less than 40.00%.

♦

The Index Reflects Price Return, Not Total Return—The return on your Securities is based on the performance of the Index, which reflects the changes in the market prices of the component stocks underlying the Index. It is not, however, linked to a ‘total return’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the component stocks. The return on your Securities will not include such a total return feature or dividend component.

♦

Owning the Securities is Not the Same as Owning the Stocks Comprising the Index—The return on your securities may not reflect the return you would realize if you actually owned the stocks included in the Index. As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the Index would have.

♦

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for the offered Securities described in this free writing prospectus is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

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♦

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.25 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦

Limited Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Credit of Issuer—The Securities are senior unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Securities.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Taxes—The federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

♦

Potentially inconsistent research, opinions or recommendations by Barclays, UBS Financial Services Inc. or their respective affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index.

♦

Potential Barclays Bank PLC impact on price—Trading or transactions by Barclays Bank PLC or its affiliates in the stocks comprising the Index, or in futures, options, exchange traded funds or other derivative products on the stocks comprising the Index may adversely affect the market value of the stocks comprising the Index, the level of the Index, and, therefore, the market value of the Securities.

♦

Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Index;

♦	the time to maturity of the Securities;

♦	the market price and dividend rate on the component stocks underlying the Index;

♦	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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S&P 500® Index

The S&P 500® Index (the “S&P 500 Index”) is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500 Index, with the number of companies included in each group as of January 27, 2010 indicated below: Consumer Discretionary (79); Consumer Staples (42); Energy (39); Financials (78); Health Care (52); Industrials (60); Information Technology (76); Materials (31); Telecommunications Services (9); and Utilities (34).

The S&P 500 Index is reported by Bloomberg under the ticker symbol “SPX <Index>“.

The information on the S&P 500 Index provided in this free writing prospectus should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the S&P 500 Index based on the weekly closing levels of the S&P 500 Index from April 4, 1997 through January 27, 2010 The closing level of the Index on January 27, 2010 was 1,097.50.

We obtained the closing levels of the S&P 500 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Final Valuation Date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment.

S&P 500® Index Historical Performance

April 4, 1997 – January 27, 2010

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

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